Exhibit 99.5

              IN THE CIRCUIT COURT FOR HOWARD COUNTY, MARYLAND

DAVID JASINOVER, on behalf of himself        )   Case No. 13c-04-59594
and all others similarly situated,           )
                                             )   CLASS ACTION COMPLAINT
                             Plaintiff(s),   )
                                             )   JURY TRIAL DEMANDED
        vs.                                  )
                                             )
The ROUSE COMPANY,                           )
A Maryland Corporation,                      )
10275 Little Patuxent Parkway                )
Columbia, Maryland 21044                     )
                                             )
Serve on Resident Agent                      )
CSC Lawyers Incorporating Service Co.        )
11 East Chase Street                         )
Baltimore, MD 21202                          )
                                             )
GENERAL GROWTH PROPERTIES, INC.              )
110 North Wacker Drive                       )
Chicago, IL 60606                            )
                                             )
ANTHONY W. DEERING,                          )
c/o THE ROUSE COMPANY                        )
10275 Little Patuxent Parkway                )
Columbia, Maryland 21044                     )
                                             )
PLATT W. DAVID, III,                         )
c/o THE ROUSE COMPANY                        )
10275 Little Patuxent Parkway                )
Columbia, Maryland 21044                     )
                                             )
DAVID H. BENSON,                             )
c/o THE ROUSE COMPANY                        )
10275 Little Patuxent Parkway                )
Columbia, Maryland 21044                     )
                                             )
JOHN G. SCHREIBER                            )
c/o THE ROUSE COMPANY                        )
10275 Little Patuxent Parkway                )
Columbia, Maryland 21044                     )
                                             )
BERT N. MITCHELL                             )
c/o THE ROUSE COMPANY                        )
10275 Little Patuxent Parkway                )
Columbia, Maryland 21044                     )
                                             )
JEREMIAH E. CASEY                            )
c/o THE ROUSE COMPANY                        )
10275 Little Patuxent Parkway                )
Columbia, Maryland 21044                     )
                                             )
ROGER W. SCHIPKE                             )
c/o THE ROUSE COMPANY                        )
10275 Little Patuxent Parkway                )
Columbia, Maryland 21044                     )
                                             )
ROHIT M. DESAI                               )
c/o THE ROUSE COMPANY                        )
10275 Little Patuxent Parkway                )
Columbia, Maryland 21044                     )
                                             )
BRUCE W. DUNCAN                              )
c/o THE ROUSE COMPANY                        )
10275 Little Patuxent Parkway                )
Columbia, Maryland 21044                     )
                                             )
JUANITA T. JAMES                             )
c/o THE ROUSE COMPANY                        )
10275 Little Patuxent Parkway                )
Columbia, Maryland 21044                     )
                                             )
                          Defendant(s)       )


                 PLAINTIFF'S FIRST AMENDED CLASS COMPLAINT
                 -----------------------------------------

     Plaintiff, by his undersigned counsel, for his first amended class complaint against defendants, alleges upon knowledge as to his own acts and upon information and belief as to all other matters based upon the investigation made by and through his attorneys, which investigation included, inter alia, reviewing Securities and Exchange Commission ("SEC") filings, press releases, analyst reports, news articles and other materials, as follows:

                            NATURE OF THE ACTION

     1. Plaintiff brings this action individually and as a class action on behalf of all persons, other than defendants, who own the securities of The Rouse Company ("Rouse" or the "Company") and who are similarly situated, for compensatory damages and injunctive relief arising from Rouse's acceptance of a merger transaction with General Growth Properties, Inc. ("GGPI") for inadequate consideration and without full and complete disclosure of all material information to Rouse stockholders.

     2. The proposed transaction with GGPI and the acts of the Rouse director defendants, as more particularly alleged herein, constitute a breach of the defendants' fiduciary duties to the Plaintiff and the class, including the duties of loyalty, due care, candor, independence, good faith and fair dealing, and a violation of applicable legal standards governing the defendants herein.

     3. The director defendants' unanimous authorization (including certain directors who have undisclosed conflicts) to pursue the GGPI transaction was given in breach of the director defendants' fiduciary duties owed to Rouse stockholders to take all necessary steps to ensure that the stockholders will receive the maximum value realizable for their shares in any transaction effecting the change of corporate control. In the context of this action, the Board, having expressed a willingness to consider the terms of the GGPI merger, must take all reasonable steps to assure the maximization of stockholder value, including the implementation of a bidding mechanism to foster a fait auction of the Company to the highest bidder or the exploration of strategic alternatives which will return greater or equivalent short-term value to Plaintiff and the class.

     4. Instead of attempting to obtain the highest price reasonably available for Rouse and its shareholders, the defendants spent a substantial effort tailoring the terms of the proposed GGPI transaction to meet the specific needs of GGPI, including a $180 million termination fee that will prevent any other bidder from coming forward to acquire Rouse for a higher amount.

     5. The GGPI transaction is hopelessly flawed in that it was the product of a process to ensure the sale of Rouse to one company, and one company only, on terms preferential to GGPI.

     6. Rouse stockholders have been further harmed by having to make the ultimate decision whether to vote in favor of the GGPI transaction on November 4, 2004 without having the benefit of full disclosure of all material facts concerning the proposed transaction. The rights of stockholders to cast an informed vote has been unjustly compromised by defendants' actions described herein.

                                  PARTIES

     7. Plaintiff David Jasinover, a resident of Palm Beach County, Florida, has been a continuous owner of shares of Rouse common stock at all
relevant  times  described   herein.

     8. Defendant Rouse is a Maryland corporation operating as a self-administered real estate investment trust duly organized and existing under the laws of the State of Maryland, with its principal offices located at 10275 Little Patuxent Parkway, Columbia, Maryland. The Company had approximately 103,000,000 shares of common stock outstanding. Rouse's principal business is the acquisition, development and management of retail centers, office buildings, mixed-use projects, and other commercial properties across the United States. Rouse is also the developer of master-planned communities in Columbia, Maryland, Summerlin, Nevada and smaller communities in Howard and Prince George's counties, Maryland. The Company recently commenced community development activity in the suburbs of Houston, Texas. In 2001, Rouse formed The Rouse Company LP (the "LP"). One of Rouse's wholly-owned subsidiaries is the sole general partner of the LP and another wholly-owned subsidiary is the sole limited partner of the LP.

     9. Defendant Anthony W. Deering ("Deering") at all times material hereto has been the Chairman of the Board of Directors, President, and Chief Executive Officer of Rouse. In 2003, Deering earned over $2 million in salary and bonuses from Rouse. Deering controls approximately 1.2 million shares of Rouse common stock. Pursuant to change of control agreements, Deering stands to receive a windfall as a result of the GGPI transaction. Deering will receive: (a) all unvested stock options and restricted stock awards held to vest immediately; (b) the acceleration of his 2005-2007 Stock Grants (so that Deering will be entitled to receive any remaining portion of the 2005-2007 Stock Grants upon termination); (c) his Accrued Annual Bonus and an amount equal to the product of 36 times his monthly salary amount; (d) the greater of either (i) continuation until Deering attains age 63, of any health and welfare benefits plans (e.g. medical insurance plans) generally provided to Rouse senior executives or
(ii) continuation of coverage under Rouse's welfare benefit plans (e.g. medical insurance plans) generally provided to full-time Rouse officers or employees at no cost for three years after Deering date of departure; and
(e) enhanced retirement benefits consisting of additional benefits under Rouse's qualified and non-qualified pension and saving plans (with the pension benefit calculated as if Deering were three years older) for three additional years.

     10. Defendant Platt W. Davis, III ("Davis") has been a Director of Rouse at all times material hereto. Davis is not considered to be an independent director at Rouse as he was appointed as a result of a prior merger with the Hughes Company and will continue to serve as a director as long as the Hughes Company holds 5% of Rouse's stock.

     11. Defendant David H. Benson has been a director of Rouse at all times material hereto. Benson is an employee of Dresdner Kleinwort Wasserstein, a subsidiary of Dresdner Bank, with whom Rouse has banking relationships. Benson, therefore, is not an independent director.

     12. Defendant John G, Schreiber ("Schreiber") has been a Director of Rouse at all times material hereto. Schreiber holds limited partnership interests in Urban Shopping Centers, L.P. ("Urban LP"), which is owned, in part, by Rouse. Schreiber also is an owner of The Brickman Group, which provides landscaping services for certain of Rouse's properties. Thus, Schreiber is not an independent director of Rouse.

     13. Defendant Bruce W. Duncan ("Duncan") has been a Director of Rouse at all times material hereto. Duncan holds limited partnership interests in Urban LP, which is owned in part by Rouse. Thus, Duncan is not an independent director of Rouse.

     14. Defendant Bert N. Mitchell ("Mitchell") has been a Director of Rouse at all times material hereto. Mitchell is the Chairman of the Board of Trustees of Ariel Investment that manages mutual funds that hold more than 5% of Rouse's common stock. Mitchell is also employed by Mitchell & Titus LLP, a company that is employed by KPMG LLP, which itself serves as the independent auditor of Rouse. Mitchell is, therefore, not an independent director of Rouse.

     15. Defendants Jeremiah E, Casey, Roger W. Schipke, Rohit M. Desai, and Juanita T. James, at all times material hereto, have been Directors of Rouse.

     16. The defendants named in paragraphs 9 through 15 above are hereinafter referred to as the "Individual Defendants."

     17. The Individual Defendants, by reason of their corporate directorship and/or executive positions, are fiduciaries to and for the Company's shareholders, which fiduciary relationship requires them to exercise their best judgment, and to act in a prudent manner and in the best interests of the Company's shareholders.

     18. GGPI is a company organized and existing under the laws of Delaware with its principal place of business at 110 North Wacker Drive, Chicago, Illinois, 60606. Like Rouse, GGPI is a REIT that is engaged in the ownership, operation, management, leasing, acquisition, development, and expansion of regional malls and community shopping centers in the United States. GGPI, either directly or through its subsidiaries owns 120 retail properties and has ownership in 43 regional mall shopping centers. As of March 11, 2004, there were 217,756,631 shares of GGPI stock outstanding. GGPI is sued herein as an aider and abettor of the Individual Defendants' breaches of fiduciary duties and as a co-conspirator with Rouse.

     19. Each defendant herein is sued individually as a conspirator and aider and abettor, as well as in his/her capacity as an officer and/or director of the Company, and the liability of each arises from the fact that he or she has engaged in all or part of the unlawful acts, plans, schemes, or transactions complained of herein.

                          CLASS ACTION ALLEGATIONS

     20. Plaintiff brings this action individually on their own behalf and as a class action, on behalf of all stockholders of the Company (except the defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any of the defendants) and their successors in interest, who are or will be threatened with injury arising from defendants' actions as more fully described herein (the "Class").

     21. This action is properly maintainable as a class action.

     22. The Class is so numerous that joinder of all members is impracticable. There are hundreds, if not thousands, of shareholders who hold the approximately 103 million shares of Rouse common stock outstanding. The disposition of their claims in a class action will be of benefit to the parties and the Court. The record holders of the Company's securities can be easily determined from the stock transfer journals maintained by Rouse or its agents.

     23. A class action is superior to other methods for the fair and efficient adjudication of the claims herein asserted, and no unusual difficulties are likely to be encountered in the management of this action as a class action. The likelihood of individual class members prosecuting separate claims is remote.

     24. There is a well-defined community of interest in the questions of law and fact involved affecting the member of the Class. Among the questions of law and fact which are common to the Class, which predominate over questions affecting any individual class member are, inter alia, the following:

          (a) whether the proposed GGPI transaction is grossly unfair to the public stockholders of Rouse;

          (b)  whether  defendants   willfully  and  wrongfully  failed  to
maximize shareholder value through an adequate auction or market check process;

          (c) whether defendants have breached or aided and abetted the breach of the fiduciary and other common law duties owed by them to Plaintiff and the members of the Class;

          (d) whether defendants have breached or aided and abetted the breach of fiduciary duty of candor by failing to disseminate all material information concerning the GGPI transaction, thereby preventing Plaintiff and other stockholders from casting an informed vote; and

          (e) whether Plaintiff and the other members of the Class would be
irreparably  damaged  were  the  GGPI  transaction   complained  of  herein
consummated.

          25. Plaintiff is a member of the Class and is committed to prosecuting this action. Plaintiff has retained competent counsel experienced in litigation of this nature. The claims of Plaintiff are typical of the claims of other members of the Class, and Plaintiff has the same interests as the other members of the Class. Plaintiff does not have interests antagonistic to or in conflict with those they seek to represent. Plaintiff is an adequate representative of the Class.

          26. The likelihood of individual class members prosecuting separate individual actions is remote due to the relatively small loss suffered by each Class member as compared to the burden and expense of prosecuting litigation of this nature and magnitude. Absent a class action, defendants are likely to avoid liability for their wrongdoing, and Class members are unlikely to obtain redress for their wrongs alleged herein. There are no difficulties likely to be encountered in the management of the Class claims. This Court is an appropriate forum for this dispute.

                          SUBSTANTIVE ALLEGATIONS

          27. By the acts, transactions, and courses of conduct alleged herein, defendants, individually and as part of a common plan and scheme and/or aiding and abetting one another in total disregard of their fiduciary duties, are attempting to deceive the Plaintiff and the Class and deprive them unfairly of their investment in Rouse.

          The Proposed GGPI Transaction
          -----------------------------

          28. On August 20, 2004, the Bloomberg News Wire reported that Rouse had agreed to merge with GGPI in a transaction presently valued at $12.6 billion, which includes a $7.2 billion payment to Rouse stockholders and the assumption of $5.4 billion in debt. According to the terms of the proposed GGPI transaction, Rouse stockholders will receive $67.50 per share in cash.

          29. The consideration to be paid to the Rouse shareholders in the GGPI transaction is grossly unfair, inadequate, and substantially below the fair or inherent value of the Company.

          30. Specifically, Rouse has achieved remarkable growth and success in recent months, which GGPI now seeks to capture for itself. According to Rouse's SEC Form 10-Q filed on August 6, 2004, Rouse announced the following positive financial information for the second quarter and first half of 2004:

               - Funds from operations increased $9.6 million for the first six months of 2004 compared to the first half of 2003;

               - Rouse recorded "strong gains" in Net Operating Income from its retail and community development segments during the second quarter of 2004, which Rouse attributed to "the result of strong fundamentals in both segments;"

               - Retail Center Net Operating Income rose nearly $11 million during the second quarter of 2004 compared to the same period in 2003, "an increase of 9%;"

               - Comparable space sales increased more than 7% over the first half of 2004 compared to the same period in 2003; and

               - Community development Net Operating Income rose over $10 million for the three months ending June 30, 2004, compared to the second quarter in 2003, "an increase of 34%."

     31. Defendants, in violation of their fiduciary obligations to maximize stockholder value, have not fully informed themselves about other offers or even considered other potential purchasers of Rouse in a manner designed to obtain the highest possible price for Rouse public stockholders.

     32. The proposed GGPI transaction is wrongful, unfair, and harmful to Rouse stockholders, and represents an attempt by the Individual Defendants to aggrandize or, at a minimum, maintain their personal and financial positions and interests through continued management positions and to enrich themselves and avoid tax payments, at the expense of and to the detriment of the public stockholders of the Company. The proposed GGPI transaction will deny class members their tight to share proportionately in the true value of Rouse's valuable assets, profitable business, and future growth in profits and earnings, while usurping the same for the benefit of the defendants at an unfair and inadequate price.

     33. By reason of all of the foregoing, defendants herein have willfully participated in unfair dealing toward the Plaintiff and the other members of the Class and have engaged in and substantially assisted and aided and abetted each other in breach of the fiduciary duties owed by them to the Class.

     Background of The Proposed GGPI Transaction
     -------------------------------------------

     34. In early June 2004, Deering was approached by the Chief Executive Officer of a company referred to in the Rouse proxy materials as "Company A," who proposed to Deering that Rouse should consider being acquired by Company A. Although the CEO of Company A indicated a price range for an acquisition of Rouse, that price range has not been publicly disclosed. Thereafter, and apparently without informing the Rouse Board of Company A's offer, Deering unilaterally determined that Company A's offer was "unacceptable," and decided -- also unilaterally -- to not pursue further discussions with Company A.

     35. Later that month, Company A's CEO again approached Deering -- on two separate occasions -- and brought up the possibility of a sale transaction between Company A and Rouse. However, in light of the fact that Company A would not increase its price range for the purchase of Rouse, Deering, without the Board's input, rebuffed Company A again.

     36. Following these discussions with Company A, the Board resolved to consider a formal bidding process for the Company, and engaged two financial advisors and a legal advisor to assist and advise the Board on the process. After these advisors were retained, Deering, along with other members of Rouse's senior management, instructed the Board's financial advisors to contact only two possible bidders for the Company -- GGPI and a company referred to as "Company B." Inexplicably, Company A was never contacted to participate in the bidding process, and the reason for Company A's exclusion has never been publicly disclosed except to state that the Board believed that "GGP and Company B were the companies most likely to consummate a transaction within a price range acceptable to Rouse."

     37. Between July and August 2004, both GGPI and Company B conducted limited due diligence and had multiple conversations with Rouses management team about the possible price range for the Company. During these conversations, Deering indicated that he believed a fair price for Rouse was in the range of $70-$75 per share. Meanwhile, Company B's CEO informed Deering that Company B may be interested in paying as much as $70 per share for Rouse. GGPI, on the other hand, informed Deering that GGPI's price range for Rouse was in $65-$70 per share.

     38. In late July 2004, the Rouse Board resolved to continue exclusive negotiations with GGPI and Company B. Again, Company A was left completely out of the process, and, in fact, had no idea that Rouse was even considering accepting bids for the purchase of the Company. In addition, Deering and other members of Rouse's management team determined that August 16, 2004 should be a target date for the completion of the sale process.

     39. In early August 2004, confidentiality agreements were negotiated between Rouse and both GGPI and Company B. During the negotiation process, Deering not only reiterated that $70-$75 per share was indicative of the range of values Rouse might find acceptable, but also informed the bidders that an offer of $75 per share would be considered "preemptive."

     40. On August 12th, Company B's CEO met with Deering about his concerns over management's August 16, 2004 deadline for the completion of the sale process. Specifically, Company B's CEO advised Deering that, given the size of the transaction and the requirement that the bidder have fully committed financing in place at the time of executing the acquisition agreement, Company B would not be in a position to enter into a definitive agreement until August 23rd or August 24th.

     41. Also on August 12, 2004, Deering spoke with GGPI's Chief Financial Officer, who advised that GGPI could be ready to submit a definitive acquisition proposal as early as August 16th, but would not do so without a commitment that Rouse's board would be in a position to respond to its proposal within 12 hours. In addition, GGPI's CFO stated that GGPI would not submit a mark-up of the draft merger agreement until GGPI was informed of the deadline for the submission of bids.

     42. That same evening, counsel for Rouse spoke with Company B's outside counsel to clarify Company B's position concerning timing. Counsel to Company B confirmed that Company B would be in a better position to make an unconditional bid if the bid process were extended for an additional week.

     43. On August 13th, Deering received a telephone call from the CEO of Company A, who evidently had teamed that Rouse was considering bids for the purchase of the Company, but had not invited Company A to participate. In the course of that call, Company A's CEO reiterated that Company A remained interested in a possible sale transaction. Nonetheless, Deering did not invite Company A to participate in the bidding process with GGPI and Company B. The purpose of such a decision remains a complete mystery to Plaintiff and the other Rouse shareholders.

     44. That day, counsel to Company B again indicated that Company B would need additional time to be in a position to meet Rouse's price expectations and to deliver an all-cash proposal that was firmly committed with respect to financing. In addition, GGPI agreed to deliver a mark-up of the merger agreement to counsel for Rouse on August 15th, and further confirmed that GGPI could be ready to submit a definitive acquisition proposal as early as August 16th, but would not do so without a commitment that the board would be in a position to respond to its proposal within 12 hours.

     45. In the evening of August 13th Deering again spoke to the CEO of Company B, who indicated that Company B now believed that it could submit a bid by the morning of August 18th, but would not be in a position to execute a definitive agreement until it had completed certain related financing arrangements.

     46. On August 16th, members of Rouse management had a teleconference with representatives of the Company's legal and financial team to review the status of discussions with each of GGPI and Company B. Following this discussion, Rouse scheduled a board meeting for August 19th to discuss proposals from Company B and GGPI. In addition, Deering also had a teleconference with the CEO of Company B who informed him that Company B now believed it could be in a position to sign a binding agreement with no financing contingency on August 20th.

     47. Nevertheless, on August 17th, despite knowing full well that Company B needed until August 20th to make a final bid and sign a definitive merger agreement, Deering and other members of his team determined to set a final bid deadline of August 19th, and had Rouse's counsel distribute a bid procedures letter to Company B and GGPI, which stated that final drafts of their respective merger agreements would be due no later than 4:30 p.m. on August 18th and that bid proposals would be due by 4:30 p.m. on August 19th. There has been no public disclosure why the Board did not provide Company B the one additional day it requested.

     48. On August 18th, as a direct result of Rouse's refusal to extend the deadline for submission of final bids by one day, the chairman of Company B informed Deering that Company B intended to withdraw from the sale process.

     49. In the afternoon of August 18th, the CEO of Company A called Deering, informed him that he was aware that Rouse was in discussions concerning a possible sale of the Company, and again reiterated Company A's interest in acquiring Rouse. Remarkably, after intentionally leaving Company A out of the mix for the entire bidding process, Deering belatedly offered to provide Company A with drafts of a proposed merger agreement and offered to make management of Rouse available for a meeting with Company A on August 19th -- the deadline for submission of final bids pursuant to Rouse's bid procedures letter. Company A's CEO also informed one of Rouse's financial advisors that it desired to participate in any process for the sale of Rouse, and indicated that, if Company A were given the same access to information and time for evaluation as other bidders he believed that Company A might be able to offer a price within the range off a proximately $65 to $70 per share.

     50. Also in the afternoon of August 18th, counsel to Company B called Rouse's counsel and advised that, although Company B did not intend to submit a bid on August 19th, Company B intended to submit a revised draft merger agreement, and further stated that Company B remained firmly committed to a transaction with Rouse.

     51. On August 19th, the deadline for submission of final bids, Rouse's counsel distributed forms of draft merger agreements to Company A. In addition, Company B's chairman sent a telling letter to Deering explaining that Company B would not be submitting a proposal on August 19th. The letter read, in part, as follows:

          I wanted to call you today to tell you where we are in the offer process but I understand that given the formalities of the process I am  required  to submit this letter to you. . . . Rouse has developed an impressive portfolio of premier shopping centers and our review over the past weeks has reconfirmed our view that an acquisition of your shopping center business would be an excellent addition to our business. . . . . However, in the short time available to us, we have not been able to get completely comfortable with the land business or how to appropriately value it for purposes of making our offer. It is simply not a business with which we are familiar or which we can properly evaluate on an accelerated time frame.

                                    ***

          We have worked day and night over the past several weeks to try to meet your schedule. We told you at the beginning of the process at we were concerned about how short the evaluation period was. Despite our best efforts, the compressed time period for the process and the restriction on talking to investors did not give us the opportunity to get comfortable enough to make an unconditional all cash offer for Rouse today.

          I want you and your Board to know that we are still prepared to move forward with an unconditional all cash offer for Rouse after further discussions and, with your approval, the ability to talk to potential investors. We are working with prominent financial institutions and are confident that if we are provided another week, we would be able to make an all cash offer that would deliver a substantial premium to your shareholders.

                                    ***

          Tony,  you know that our interest is sincere and that we are very serious. You know that while I have important  obligations....  I am prepared to come to New York to meet with you. I hope you and your Board will give us the opportunity we are requesting.

                                    ***

     52. Also on August 19th, the CEO of Company A informed Deering and Rouse's counsel that Company A was interested in making a proposal but could not submit a bid on that day, and needed a range of time, from a few days to a few weeks, to be in a position to submit a bid. Company A specifically requested that Rouse delay the sale process or, at a minimum, limit any termination fee payable under a merger agreement so that Company A would have an opportunity to make an intervening bid.

     53. Notwithstanding Company A's and Company B's continued strong interest in purchasing Rouse, at approximately 5:00 p.m. on August 19th, Deering informed GGPI that, "if GGP had an aggressive and attractive price, Rouse's board would be prepared to act quickly."

     54. Fifteen minutes later, at approximately 5:15 p.m., Company A's CEO sent a letter to Deering again indicating that Company A would be willing to work toward a firm proposal to acquire Rouse. The letter read, in part, as follows:

          I enjoyed our dinner in June where we discussed our interest in a possible acquisition of The Rouse Company by [Company A]. Unfortunately, as we discussed that evening, your expectations then were, candidly, too high. I now understand that you are conducting an auction for the possible sale of the company. I am sure you agree that it is in your interests and those of our shareholders to obtain the best possible price for the company. To that end [Company A] should be given a full and fair
          opportunity   to   participate.   I  believe  that  it  would  be
          inappropriate  for this auction to not include [Company A]. . . .
          During our conversation last evening you mentioned that [Company A] was free to enter a bid for Rouse but that final bids were due this Friday and that any [Company A] bid was required to be fully financed and all cash

          We will not be able to, nor do we believe it is reasonable to expect us to be able to, make a bid for Rouse in less than 48 hours, especially when we have not had the opportunity to conduct any financial or legal due diligence, and be on a level playing field with the other participants. However, we are willing to commit immediately to commence due diligence and would expect to be in a position to submit a bid promptly after completion of our work.

          We urge that you do not enter into a sale agreement with a third party prior to [Company A] being provided a reasonable opportunity to submit a bid, particularly if, prior to completion of a full auction process, this sale agreement were to provide for a termination or a break-up fee. We anticipate that any offer made by [Company A] would be all cash, and we are prepared to promptly negotiate a definitive agreement without a financial contingency.

                                    ***

          We believe that a transaction between [Company A] and Rouse is compelling, and most importantly, should Produce substantial and immediate value for your shareholders ...We have a team in place that is prepared immediately to begin due diligence. I look forward to hearing from you.

     55. At approximately 11:00 p.m. on August 19th, GGPI delivered a formal bid for Rouse, offering to purchase each outstanding share of Rouse common stock for $67.50 in cash. After being advised by their financial advisors that GGPI's offer was fair, from a financial point of view, to the Rouse shareholders, Rouse and GGPI executed the definitive merger agreement. Neither Company A nor Company B were ever provided with a sufficient opportunity to make a competing bid, nor did the Rouse Board inquire of either of these interested parties whether they could make a superior offer to GGPI's offer.

     56. On August 20, 2004, Rouse and GGPI announced that they had reached a definitive agreement (on terms set forth above) that had been unanimously approved by the Rouse board of directors.

     Disclosure Violations In The Definitive Proxy
     ---------------------------------------------

     57. On October 8, 2004, Rouse and the Individual Directors caused a definitive final proxy to be filed with the SEC (the "Definitive Proxy"). The Definitive Proxy, which set November 9, 2004 as the date for a special meeting at which Rouse stockholders could vote on the proposed GGPI transaction, is the principal tool that Plaintiff and other Rouse stockholders use to inform themselves about the circumstances of the proposed GGPI transaction and make a determination whether the proposal is in their best interests. The vote that Rouse stockholders cast will be the most important event in the corporate history of Rouse. Defendants must therefore take all measures to make sure that such a vote is informed and based on the knowledge of all material facts. Without such information the stockholders will be disfranchised.

     58. The Definitive Proxy fails to make the following material disclosures:

          - The reason(s) why the Individual Defendants agreed to initiate an "auction" process with only two potential participants;

          - The reason(s) why the Individual Defendants refused to invite Company A to participate in the bidding process;

          - The reason(s) why the Individual Defendants did not provide Company A with sufficient opportunity to conduct necessary due diligence in order to make a formal bid for Rouse;

          - The reason(s) why Deering: (a) did not advise the Board of Company A's proposal in June 2004; and (b) did not ask Company A to improve on its "unacceptable" offer;

          - The reason(s) why Rouse's senior management only instructed its financial advisors to contact GGPI and Company B, and left Company A out of the mix;

          - The reason(s) why Company A was evidently thought to not be likely to consummate a transaction with Rouse;

          - When the Board first learned that Company A was still interested in pursuing a transaction with Rouse;

          - The substance of the conversations between Deering and Company A prior to August 12th;

          - The reason(s) why the Individual Defendants decided that they could not wait one additional day to accept final bids i.e., extend the final bid deadline from August 19th to August 20th), after Company B stated on August 16th that it would be in a position to sign a binding agreement with no financing contingency on August 20th;

          - Whether the Individual Defendants considered Company A's August 19th request to limit the size of the termination fee to permit Company A to make a superior bid in the future;

          - The reason(s) why Deering informed GGPI on August 19th that Rouse's Board "would be prepared to act quickly" if GGPI submitted an aggressive and attractive price when the Individual Defendants knew that both Company A and Company B were still interested in pursuing a transaction with Rouse;

          - The reason(s) why Rouse retained two different financial advisors at a cost of over $25 million;

          - The reason(s) why Goldman Sachs was selected as one of Rouse's financial advisors in light of its prior and future work for GGPI;

          - The Rouse management's financial projections, utilized by Deutsche Bank and Goldman Sachs' in their Discounted Cash Flow Analysis;

          -    The   company-by-company   and    transaction-by-transaction
               details in the financial advisors' selected companies, selected transactions, and premiums paid analyses; and

          - The potential conflicts of interests held by the Individual Directors who voted unanimously in favor of the proposed GGPI transaction.

     59. Defendants have violated fiduciary and other common law duties owed to Plaintiff and the other members of the Class in that they have not, and are not, exercising independent business judgment, and have acted and are acting to the detriment of the Class in order to benefit themselves, their colleagues, and GGPI. As a result of the action of defendants, Plaintiff and the Class have been and will be damaged, in that they have been deceived, are the victims of unfair dealing, and are not receiving the fair value of Rouse's assets and businesses.

                           FIRST CAUSE OF ACTION
                           ---------------------
                   CLAIM FOR BREACH OF FIDUCIARY DUTIES
                    (AGAINST THE INDIVIDUAL DEFENDANTS
                       AND GGPI AS A CO-CONSPIRATOR)

     60. Plaintiff repeats and realleges each allegation set forth herein.

     61. The Individual Defendants have violated fiduciary duties of care, loyalty, candor, and independence owed to the public stockholders of Rouse and have acted to put their personal interests, the interests of Deering and the interests of GGPI ahead of the interests of Rouse's shareholders. GGPI has conspired with the Individual Defendants to violate the aforementioned fiduciary duties.

     62. By the acts, transactions and courses of conduct alleged herein, the Individual Defendants, individually and acting as a part of a common plan and conspiracy with GGPI, are attempting to unfairly deprive Plaintiff and other members of the Class of the true value of their investment in Rouse.

     63. The Individual Defendants have violated their fiduciary duties by entering into a transaction with GGPI, who conspired with them, without regard to the fairness of the transaction to Rouse's shareholders. As demonstrated by the allegations above, the Individual Defendants failed to exercise the care required, and breached their duties of loyalty, good faith, candor and independence owed to the shareholders of Rouse because, among other reasons:

     (a) they failed to take steps to maximize the value of Rouse to its public stockholders and they took steps to avoid competitive bidding, to cap the price of Rouse's stock and to give Deering and GGPI an unfair advantage, by, among other things, failing to properly solicit other potential acquirers or alternative transactions;

     (b) they failed to properly value Rouse;

     (c) they failed to properly disclose all material information so that Rouse stockholder may make an informed choice in exercising their vote; and

     (d) they ignored or did not protect against the numerous conflicts of interest resulting from Deering's own interrelationships or connection with the proposed GPPI transaction.

     64. Because the Individual Defendants dominate and control the business and corporate affairs of Rouse, and are in possession of private corporate information concerning Rouse's assets, businesses and future prospects, there exists an imbalance and disparity of knowledge and economic power between them and the public shareholders of Rouse, which makes it inherently unfair for them to pursue any proposed transaction wherein they or their co-conspirators will reap disproportionate benefits to the exclusion of maximizing stockholder value.

     65. By reason of the foregoing acts, practices and course of conduct, the Individual Defendants have failed to exercise ordinary care and diligence in the exercise of their fiduciary obligations toward Plaintiff and the other members of the Class, and General Growth conspired with them to do so.

     66. As a result of the actions of the Individual Defendants and GGPI (as a co-conspirator), Plaintiff and the Class have been and will be irreparably harmed in that they have not and will not receive their fair portion of the value of Rouse's assets and businesses and have been and will be prevented from obtaining a fair price for their common stock.

     67. Unless enjoined by this Court, the Individual Defendants will continue to breach their fiduciary duties owed to Plaintiff and the Class, GGPI will continue to conspire with the Individual Defendants to breach those duties, and each and all of them may consummate the Proposed Acquisition which will exclude Plaintiff and the Class from its fair share of Rouse's valuable assets and businesses, and/or benefit them in the unfair manner complained of herein, all to the irreparable harm of the Class, as aforesaid.

     68. The Individual Defendants are engaging in self dealing, are not acting in good faith toward Plaintiff and the other members of the Class, and have breached and are breaching their fiduciary duties to the members of the Class.

     69. As a result of these defendants' unlawful actions, Plaintiff and the other members of the Class will be irreparably harmed in that they will not receive their fair portion of the value of Rouse's assets and businesses and will be prevented from obtaining the real value of their equity ownership of Rouse. Unless the proposed GGPI transaction is enjoined by the Court, the Individual Defendants will continue to breach their fiduciary duties owed to Plaintiff and the members of the Class, will not engage in arm's-length negotiations on the proposed GGPI transaction terms and will not supply to Rouse's public minority stockholders sufficient information to enable them to cast an informed vote on the proposed GGPI transaction and may consummate that transaction, all to the irreparable harm of Plaintiff and the other members of the Class.

     70. Plaintiff and the other members of the Class have no adequate remedy at law. Only through the exercise of this Court's equitable powers can Plaintiff and the Class be fully protected from the immediate and irreparable injury which defendants' actions threaten to inflict.

                           SECOND CAUSE OF ACTION
                           ----------------------
                       CLAIM FOR AIDING AND ABETTING
                       THE BREACH OF FIDUCIARY DUTIES
                         (AGAINST ROUSE AND GGPI)

     71. Plaintiff repeats and realleges each allegation set forth herein.

     72. Defendants Rouse and GGPI are sued herein as co-conspirators and eiders and abettors of the breaches of fiduciary duties outlined above by the Individual Defendants, as members of the Rouse Board.

     73. The Individual Defendants breached their fiduciary duties of loyalty, good faith, candor, and independence to the Rouse shareholders by, inter alia: (a) failing to take steps to maximize the value of Rouse to its public shareholders; (b) taking steps to avoid competitive bidding, to cap the price of Rouse's stock and to give Deering and GGPI an unfair advantage; by, among other things, failing to properly solicit other potential acquirers or alternative transactions; (c) failing to properly value Rouse; (d) failing to disclose all material information to Plaintiff and other Rouse stockholders to permit them to make an informed decision on how to vote; (e) ignoring or not protecting against the numerous conflicts of interest resulting from Deering's own interrelationships or connection with the proposed GGPI transaction; and (i) erecting barriers to ensure that the proposed GGPI transaction is consummated to the detriment of the Rouse shareholders (i.e, including the $180 million breakup fee in the merger agreement).

     74. Such breaches of fiduciary duties could not and would not have occurred but for the conduct of defendants Rouse and GGPI who, therefore, aided and abetted such breaches and conspired with each other via entering into the merger agreement.

     75. Defendants Rouse and GGPI had knowledge that they were aiding and abetting the Individual Defendants' breach of their fiduciary duties to the Rouse stockholders, and took overt acts in furtherance of their conspiracy to aid the Individual Defendants' breaches of their fiduciary duties and to strip the Rouse stockholders of their equity holdings in Rouse for inadequate consideration, to wit: entering into the merger agreement for an inadequate price and including an impermissible high breakup fee in the merger agreement to ensure no superior offer is made for Rouse.

     76. Defendants Rouse and GGPI rendered substantial assistance to the Individual Defendants' in their breach of their fiduciary duties to the Rouse stockholders.

     77. As a result of these defendants' conduct of aiding and abetting the Individual Defendants' breaches of fiduciary duties, and conspiring with each other to aid the Individual Defendants' breaches of their fiduciary duties, Plaintiff and the other members of the Class have been and will be damaged in that they have been and will be prevented from obtaining a fair price for their shares.

     78. As a result of the unlawful actions of defendants Rouse and GGPI, Plaintiff and the other members of the Class will be irreparably harmed in that they will not receive fair value for Rouse's assets and business and will be prevented from obtaining the real value of their equity ownership in the Company. Unless the actions of defendants Rouse and GGPI are enjoined by the Court, they will continue to aid and abet the Individual Defendants' breach of their fiduciary duties owed to Plaintiff and the members of the Class, and will aid and abet a process that inhibits the maximization of stockholder value.

     79. Plaintiff and the other members of the Class have no adequate remedy at law.

                             PRAYER FOR RELIEF

     WHEREFORE, Plaintiff demands injunctive relief, in their favor and in favor of the Class and against defendants as follows:

     A. Declaring that this action is properly maintainable as a class action;

     B. Declaring and decreeing that the proposed GGPI transaction was entered into in breach of the fiduciary duties of the defendants and is therefore unlawful and unenforceable;

     C. Enjoining defendants, their agents, counsel, employees and all persons acting in concert with them from consummating the proposed GGPI transaction, unless and until the Individual Defendants adopt and implement a procedure or process to obtain the highest possible price for stockholders, and disclose all material information to the stockholders of Rouse;

     D. Directing the Individual Defendants to exercise their fiduciary duties to obtain a transaction which is in the best interests of Rouse's stockholders until the process for the sale or auction of the Company is completed and the highest possible price is obtained;

     E. Rescinding, to the extent already implemented, the proposed GGPI transaction or any of the terms thereof;

     F. Imposition of a constrictive trust, in favor of Plaintiff and the class, upon any benefits improperly received by defendants as a result of their wrongful conduct;

     G. Awarding Plaintiff the costs and disbursement of this action, including reasonable attorneys' and experts' fees; and

     H. Granting such other and further relief as this Court may deem just and proper.

DATED: October 15, 2004

                                        RUBIN & RUBIN, CHTD.


                                        /s/ Siobhan Keenan
                                        ----------------------------------
                                        Patrick Smith
                                        Siobhan Keenan
                                        502 Washington Avenue, Suite 200
                                        Towson, MD 21204
                                        (443) 279-9700

                                        Plaintiff's Counsel

Of Counsel:

WECHSLER HARWOOD LLP
488 Madison Avenue
New York, New York 10022
(212) 935-7400

ENTWISTLE & CAPPUCCI LLP
299 Park Avenue
New York, New York 10171
(212) 894-7232

LERACH COUGHLIN STOIA GELLER
RUDMAN & ROBBINS LLP
197 S. Federal Highway, Suite 200
Boca Raton, FL 33232
(561) 750-3000

LERACH COUGHLIN STOIA GELLER
RUDMAN & ROBBINS LLP
401 B Street, Suite 1700
San Diego, CA 92101
(619) 231-1058

                             NOTICE OF SERVICE
                             -----------------

     I HEREBY CERTIFY that on this 18th day of October, 2004, a copy of the foregoing Plaintiff's First Amended Class Complaint was served upon all defendants, except General Growth Properties, Inc., by faxing a copy and by mailing a copy via U.S. Mail, postage pre-paid to Attorney David Clark, Jr., Piper Rudnick, counsel for the Defendants.

                                                /s/ Siobhan R. Keenan
                                                ---------------------------
                                                Siobhan R. Keenan